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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                         Date of Report: March 31, 2008
                                         --------------

                                  AcuNetx, Inc.
                                  -------------
             (Exact name of registrant as specified in its charter)

            Nevada                   0-27857                 88-0249812
            ------                   -------                 ----------
(State or other jurisdiction       (Commission             (IRS Employer
      of incorporation)            File Number)          Identification No.)

                         2301 W. 205th Street, Suite 205
                               Torrance, CA 90501
                               ------------------
                    (Address of principal executive offices)

              The Company's telephone number, including area code:

                                 (310) 328-0477





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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See response to Item 2.03 below.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

      On March 31, 2008, AcuNetx, Inc., executed a Promissory Note for $150,000 in favor of S&S Health Products, Inc. ("S&S"), representing a loan from S&S. The loan is for three years, maturing on April 1, 2011. The note provides for monthly payments of interest only at the rate of 10% per annum, and may be prepaid at any time, in whole or in part, without penalty.

      The Note provides that if, on the second anniversary of the date of the Note, AcuNetx has not set aside at least $100,000 for repayment of the Note upon maturity, the principal of S&S has the right to compel AcuNetx to conduct a private offering to raise the funds necessary to repay the Note. The Note also provides that if AcuNetx is unable to pay the balance at maturity, S&S is entitled to a penalty equal to 10% of the principal balance of the Note, payable monthly until fully paid.

      The Note also provides that S&S will be the exclusive provider of interpretation service for the videonystagmography products of AcuNetx through 2020, that AcuNetx will not compete with the "Interpra" service of S&S, and that AcuNetx will recommend the "Interpra" service to its customers.

      In addition, the Note provides that S&S will have the right to purchase up to twenty IntelliNetx I systems for $9,500 per unit and up to twenty IntelliNetx DX Screener systems, at a price of $3,000 per unit, for a period of five years.

      The Note further provides that S&S will assist AcuNetx in the marketing of its HawkEye system to law enforcement agencies, and will receive a commission of 12% on sales of these products by AcuNetx with the direct assistance of S&S.

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   Signatures


                                        AcuNetx, Inc., a Nevada corporation

                                       By: /s/ Ronald A. Waldorf
                                           ---------------------
                                           Ronald A. Waldorf, President


Date: April 2, 2008


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